EXHIBIT 23.6

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

September 1, 1994

Triton Energy Corporation
6688 North Central Expressway
Suite 1400
Dallas, Texas 75206

     RE:  Consent of Independent Petroleum Engineers

Dear Gentlemen:
     We hereby consent to the incorporation by reference from Triton Energy Corporation's (the "Company") Annual Report on Form 10-K for the fiscal year ended May 31, 1994, and inclusion in the Company's Registration Statement on Form S-3 (the "Form S-3") relating to an offering of the Company's securities, of the estimates of the net proved reserves and future net cash inflows of the Company prepared by our firm and our related calculations. We also hereby consent to the specific references to our firm as "experts".

Sincerely,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ B.H. Emslie

B.H. Emslie, Vice President
Calgary, Alberta, Canada
Dated:  September 1, 1994